UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

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☒ Preliminary Information Statement
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☐ Definitive Information Statement

THE OLB GROUP, INC.
(Name of Registrant As Specified In Its Charter)

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NOTICE OF AN ACTION BY WRITTEN CONSENT IN LIEU OF A SPECIAL STOCKHOLDERS’ MEETING
OF
THE OLB GROUP, INC.

We Are Not Asking You For A Proxy
You Are Requested Not To Send Us A Proxy
DO NOT SEND US A PROXY

We are not holding a meeting of stockholders.  The proposals described below will be approved by written consent by the principal stockholder twenty days following the mailing of this information statement to stockholders.

The following proposals will be approved by written consent by the principal stockholder:

Proposal No. 1.  An amendment to our Delaware charter providing for a  decrease (reverse stock split) in the number of our issued and outstanding common stock in a ratio of one to ______________.

Proposal No. 2.  An amendment to our Delaware charter providing for a reduction in the par value per share of our common stock to $0.0001 from $0.01.

Our board of directors has approved these actions and recommends them to the stockholders for approval.

Our principal stockholder, who is also our sole director, will consent in favor of the proposals. The consent by our principal stockholder will be sufficient, without the vote or consent of any other stockholder, to approve the proposals.

We are mailing this information statement on September __, 2011 to The OLB Group’s stockholders of record and record holders, as defined in Rule 14a-1(i) under the Securities Exchange Act of 1934, at the close of business on September __, 2011.

By order of the Board of Directors

/s/ Ronny Yakov

Ronny Yakov
Secretary

The OLB Group, Inc.
4th Floor, 1120 Avenue of the Americas
New York, NY 10036

DELIVERY OF THIS INFORMATION STATEMENT

Only one copy of this information statement is being delivered to two or more stockholders who share the same address, unless we have previously received a request from a stockholder sharing the same address with another stockholder to deliver a copy for each stockholder. If you have not already made but would like to make this request, we will upon your oral or written request promptly deliver another copy of this information statement to you at the shared address. To receive your separate copy of this information statement, you may telephone and leave a voice mail with your request at (212) 278-0900, Ext. 212, or you may send a written request to Ronny Yakov, attn: Securities Reports, at 4th Floor, 1120 Avenue of the Americas, New York, NY 10036. If you are already receiving multiple copies of The OLB Group’s annual reports, proxy statements and information statements at the shared address and would like to receive only one copy in the future, please either call or write us per the preceding instructions.

DISSENTER'S RIGHTS

Our stockholders do not have any dissenter’s rights arising out of the approval of the two proposals described in this information statement.

THE OLB GROUP’S VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Our issued and outstanding common stock is the only security entitled to vote on or consent to the proposals described in this information statement and to be approved by an action by written consent in lieu of a special meeting of stockholders.  Each issued and outstanding share is entitled to one vote or consent with respect to each proposal to be approved by an action by written consent in lieu of a special meeting of stockholders. We have 128,396,599 shares issued and outstanding on the date of this information statement and do not expect that number to increase before the record date for determination of the shares entitled to consent to the proposals described in this information statement. A vote of or approval by more than 64,198,300 shares, or more than fifty percent of the issued and outstanding shares, on each proposal is sufficient to approve the two proposals described in this information statement.  For purposes of approval of the proposals to be approved by an action by written consent in lieu of a special meeting of stockholders, the record date for determination of the stockholders who would be entitled to vote on or consent to the proposals was September __, 2011, the business day prior to the first mailing of this information statement to our stockholders.

Mr. Yakov owns of record 86,951,966 shares of our issued and outstanding common stock, or sixty-eight percent. Mr. Yakov is also our sole director.  Mr. Yakov has the voting power to approve the two proposals described in this information statement without the vote or approval of any other stockholder. Mr. Yakov intends to approve the two proposals described in this information statement.  We are not seeking the approval of any other stockholder; and, we are not asking you for a proxy or written consent.

INFORMATION ABOUT THE OLB GROUP

We file reports with the U.S. Securities and Exchange Commission. We refer you to our annual report on Form 10-K for the year ended December 31, 2010 for more information about us.

You may read and copy our annual report on Form 10-K for the year ended December 31, 2010 and all other reports and information we file with the U.S. Securities and Exchange Commission at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains all reports, proxy and information statements, and other information that we file electronically with the SEC. The address of the SEC web site is http://www.sec.gov, where you may use the EDGAR system search feature to locate our filings.

We will provide, without charge, to any person to whom this information statement is delivered, upon written or oral request of such person, and by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any and all of the reports that we have incorporated by reference in this information statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this information statement incorporates). To obtain a copy of these reports, you may telephone and leave a voice mail with your request at (212) 278-0900, Ext. 212, or you may send a written request to Ronny Yakov, attn: Securities Reports, at 4th Floor, 1120 Avenue of the Americas, New York, NY 10036.  We are not incorporating by reference in this information statement any of our reports filed with the SEC.

PROPOSAL NO. 1.
A decrease in the number of The OLB Group’s issued and outstanding common stock, a reverse stock split,  in a ratio of one to ____.

The Board of Directors has approved and recommends to the stockholders for approval an amendment to our Delaware charter decreasing the number of our issued and outstanding shares. The recommended decrease will result in one new share replacing each ____ shares now issued and outstanding, a ratio of 1:_____. Upon approval of this share decrease, also known as a reverse stock split, the number of our issued and outstanding shares will be reduced to approximately ______ shares (subject to adjustment for reduction for cancellation of fractional shares) from 128,396,599 shares now issued and outstanding.

We will not issue fractional shares resulting from the reverse stock split. If you own ____ shares or more of our common stock, any fractional shares will be rounded up.  If you own less than ____ shares of our common stock, your resulting fractional share will be cancelled and we will pay you the cash value of the fractional share. You can determine the amount of cash we will pay you for your fractional share by multiplying the number of shares you own before the reverse stock split by $0.__, which is the weighted average closing price of our common stock on the OTC Bulletin Board for the five business days prior to the date of this information statement. The cancellation of fractional shares also is expected to reduce the number of our stockholders.

All holders of one or more whole shares of common stock after the reverse split will be treated uniformly, by receiving whole shares in the reverse stock split. Holders of less than one whole share (a fractional share) will be paid the cash value of the fractional share, as described above.

Before the reverse stock split, we do not have enough authorized but unissued shares of common stock available to (a) issue and sell additional shares which we anticipate we will need to issue in the event we seek equity funding, (b) issue and deliver additional shares which we anticipate we will need to issue in the event we seek to obtain debt financing which requires common stock or common stock purchase warrants attached, (c) issue and deliver additional shares which we anticipate we will need to issue in the event we seek to make acquisitions for stock, (d) issue to attract and retain directors, officers and key employees and (e) issue for other corporate purposes. The reverse split will reduce the 128,396,599 issued and outstanding shares to ______ shares issued and outstanding. The reverse stock split will not change the total number of shares we are authorized to issue, which is and will remain at two hundred million shares, because the reverse stock split is being approved by our stockholders. The reverse split will restore ____________ shares to authorized but not issued shares.

Reverse Split Ratio:		1:___
Authorized		Outstanding		Available for Issue
Before	After	Before	After	Before	After
200,000,000	200,000,000	128,396,599		71,603,401

Mechanics of the reverse stock split

The effective date of the reverse stock split will be the date of approval of our application to the Financial Institutions Regulatory Authority requesting an announcement of the reverse stock split to the public securities markets. We intend to apply for the change soon after this information statement is mailed to stockholders, so that the effective date will at or as soon after the date of the approval by written consent as possible, which will be not less than twenty days after this information statement is first mailed to our stockholders.

At the effective date of the reverse stock split, the holders of whole shares our common stock will be able to exchange their old share certificates for share certificates representing the new number of shares resulting from the reverse split, but they are not required to do so. Stockholders may begin exchanging their stock certificates as soon as the reverse stock split is announced to the investing public.

Holders of only fractional shares which result from the reverse split may tender their old certificates for a cash payment.  The amount of the cash payment for fractional shares will be calculated as described above.

Certificates should be tendered for reissue of whole shares or for payment for fractional shares by returning the currently issued certificates our transfer agent, Transfer Online, Second Floor, 317 SW Alder Street, Portland, OR 97204. The transfer agent and we recommend you return the certificates by certified U.S. Mail, return receipt requested, or by trackable courier service. We will pay the fee for the replacement certificates and the cost of delivering the replacement certificate and/or check for the fractional shares to you.  We will not pay your cost incurred in delivery of your old certificate to the transfer agent.

Tax consequences of the reverse stock split

We believe there will be no tax consequences to stockholders receiving whole shares resulting from the reverse stock split, other than an increase in your taxable basis per share. In other words, your cost per share for tax purposes will be your cost for the pre-split shares divided by the number of post-split shares you receive. If your payment for the fractional share exceeds your cost of the pre-reverse split shares resulting in the fractional share, however, you will recognize a short or long term capital gain on the difference, depending on whether your holding period is less or greater than one year. Conversely, if you paid more for the pre-split shares than the payment you receive for the fractional share, you will recognize a short or long term capital loss, depending on your holding period. The gain or loss, as the case may be, will be reported on your 2011 federal income tax return, but in either case is expected to be negligible.

These views regarding the tax consequences of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or the courts would accept the positions expressed above. The state and local tax consequences of the reverse split may vary significantly as to each shareholder, depending on the state in which such shareholder resides. We encourage you to seek your own tax advice.

Negative factors of a reverse stock split

We have considered certain negative factors often associated with a reverse stock split. These factors include the negative perception of reverse stock splits held by some investors, analysts and other stock market participants; the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to or lower than pre-reverse stock split levels; the adverse effect on liquidity that might be caused by a reduced number of shares outstanding and in the public float coupled with a reduced number of stockholders; and, costs that may be associated with implementing a reverse stock split.

Because the reverse stock split will result in a decreased number of issued and outstanding shares of our common stock and an increase in the number of our authorized but unissued shares of common stock, the reverse stock split may be construed as having an anti-takeover effect. Although we have not undertaken the reverse stock split for this purpose, the increased number of authorized but unissued shares would be available for use to frustrate persons seeking to take us over or otherwise gain control of us by, for example, privately placing shares with purchasers who might side with our management in opposing a hostile takeover bid. Shares of common stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal our Bylaws or certain provisions of our Articles of Incorporation would not receive the requisite vote. Such uses of our common stock could render more difficult, or discourage, an attempt to acquire control of us if such transactions were opposed by our management. However, it is also possible that an indirect result of the anti-takeover effect of the reverse stock split could be that stockholders will be denied the opportunity to obtain any advantages of a hostile takeover, including, but not limited to, receiving a premium to the then current market price of our common stock, if the same was so offered by a party attempting a hostile takeover of our company. We are not aware of any party's interest in or efforts to engage in a hostile takeover attempt as of the date of this information statement.  Notwithstanding the possible anti-takeover effects of the reverse stock split, we believe that the concentration of our stock in the hands of our management, as disclosed above, will have an equal or greater anti-takeover effect.

The public market price of our common stock may not achieve a level after the reverse split equal to or above the market price prior to the reverse split multiplied by reverse split ratio.  As a result the value of reverse split share may be less than the aggregate value of the pre-split shares it represents.

Potential benefits of the reverse stock split

The reverse stock split will enable us to (a) issue and sell additional shares which we anticipate we will need to issue in the event we seek equity funding, (b) issue and deliver additional shares which we anticipate we will need to issue in the event we seek to obtain debt financing which requires common stock or common stock purchase warrants attached, (c) issue and deliver additional shares which we anticipate we will need to issue in the event we seek to make acquisitions for stock, (d) issue to attract and retain directors, officers and key employees and (e) issue for other corporate purposes.

We believe that the low per-share market price of our common stock impairs the acceptability of our common stock to raise additional working capital and for debt funding, to potential acquisition candidates and to certain members of the investing public, including institutional investors. Because of the current low price of our common stock, we believe our credibility as a viable business enterprise is negatively impacted.  We believe, but you have no guaranty, that the reverse stock split will eventually increase the market price of our common stock.

In addition, we believe that the reverse stock split and anticipated increase in per share price of our common stock should also enhance the acceptability and marketability of our common stock to the financial community and investing public.  Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of our common stock.  Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or to monitor the activity of lower-priced stocks.  Brokerage houses also frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks due to, among other reasons, the trading volatility often associated with lower-priced stocks.  Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.  Further, because brokers’ commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase our common stock. At least one clearing firm is now refusing to handle stock priced at less than $0.10. As noted above, the liquidity of our common stock may be adversely affected by the proposed reverse stock split given the reduced number of shares that will be outstanding after the reverse stock split.  We are hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

You have no assurance that any positive impact in these or other matters will result from the reverse stock split. However, we have not had a previous reverse stock split. Because the market price of our common stock is also based on factors which may be unrelated to the number of shares outstanding, including our performance, general economic and market conditions and other factors, many of which are beyond our control, the market price per new share of our common stock may not rise or remain constant in proportion to the reduction in the number of shares outstanding before the reverse stock split. Accordingly, the total market capitalization of common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. In the future, the market price of our common stock following the reverse stock split may not equal or exceed the market price prior to the reverse stock split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.

In view of the fact that we have only approximately 130 stockholders of record at the date of this information statement, the reverse stock split does not qualify as a “going private transaction” as defined in Rule 13e-3 of the Exchange Act because we are now eligible to suspend or terminate our reporting obligations under the Exchange Act.  We do not intend to suspend or terminate such reporting obligations.

PROPOSAL NO. 2.
A reduction in the par value per share of the The OLB Group’s common stock to $0.0001 from $0.01.

The Board of Directors has approved and recommends to the stockholders for approval an amendment to our Delaware charter  reducing, decreasing or changing the par value of our common stock to $0.0001 per share from its current par value of $0.01 per share.  Under Delaware corporation law, we cannot sell shares of our common stock at a price less than its par value per share.  Other than placing a floor on the price at which we can sell shares of our common stock and as a feature to assign a nominal value to our issued and outstanding common stock for balance sheet purposes, par value has no practicable application or utility.

The following table provides information about the high and low bids for our common stock for the last two complete fiscal years and the subsequent quarterly periods.

Year	Quarter	High Bid	Low Bid
2009	March 30	$0.04	$0.04
2009	June 30	$0.08	$0.05
2009	September 30	$0.10	$0.09
2009	December 31	$0.05	$0.02
2010	March 30	$0.02	$0.02
2010	June 30	$0.02	$0.02
2010	September 30	$0.01	$0.01
2010	December 31	$0.005	$0.005
2011	March 31	$0.041	$0.015
2011	June 30	$0.041	$0.015

The high and low bids for our commons stock on September __, 2011 were $0.00__ and $0.00__, respectively.

We anticipate that any sale of our common stock in the reasonable future will be at a discount to the average low bid at the time of sale.  As is apparent from the table above, we would not have been able to sell shares of our common stock at a price at least equal to par value beginning in the quarter ended December 31, 2010 to present, unless the low bid following the reverse split factor described in proposal 1, above, were to settle at a price well above $0.01 per share, from which a discount could then be taken.  We cannot predict at what level the low bid for our common stock will settle following the reverse split or whether or not such low bid will permit us to sell shares of common stock at a discount from market.  Accordingly, if we are to be certain of our ability to raise equity funding, or use our common stock for any of the purposes described in proposal 1, above, we must reduce the par value of our common stock.  This reduction in par value may be deemed to have a dilutive effect on existing stockholders in that we will be able to sell more shares of our common stock.

[End of information statement.]